                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
             [ ] Check this box if no longer subject to Section 16.
        Form 4 or Form 5 obligations may continue. See Instructions 1(b).

                     1. NAME AND ADDRESS OF REPORTING PERSON
                                 Acres, John F.
                                c/o Acres Gaming
                          7115 Amigo Street, Suite 150
                             Las Vegas, Nevada 89119

                   2. ISSUER NAME AND TICKER OR TRADING SYMBOL
                            Acres Gaming Incorporated
                                      AGAM

        3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

                           4. STATEMENT FOR MONTH/YEAR
                                 February 2001

                 5. IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

    6. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
       [ ] Director [X] 10% Owner [ ] Officer (give title below) [ ] Other
                                 (specify below)

           7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
                     [X] Form filed by One Reporting Person
                [ ] Form filed by More than One Reporting Person


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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
                                   action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code                                     Beneficially        Direct        Beneficial
                                                                                        Owned at            (D) or        Ownership
                                                                                        End of Month        Indirect
                                          ---------------------------------------                           (I)
                                                  V      Amount    A/       Price
                                                                   D
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Common Stock
  $.01 Par Value                 2/15/01   G            48,000     D           0         1,692,866              I           *
                                 2/28/01   S            20,000     D          2.58         204,288              I           **
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




Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
                             Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of                            Acquired (A)     Date                                  ative
                             Deriv-                              or Disposed                                            Secur-
                             ative                               of (D)                                                 ity
                             Security
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                        V        (A)     (D)   cisable Date               Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            owned at
   of Month                end of Month


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Explanation of Responses:

*       By self as trustee for the John and JoAnn Acres 1989 Living Trust.

** Held by a custodian fbo the reporting person's minor children. The reporting person does not exercise any discretionary control over such shares and disclaims any beneficial ownership thereof.



SIGNATURE OF REPORTING PERSON
/s/ John F. Acres, by Reed M. Alewel, Attorney in Fact
------------------------------------------------------
DATE
3/08/01